LSB CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

FOR IMMEDIATE RELEASE

LSB INDUSTRIES’ SUBSIDIARY EXPERIENCING
CHEMICAL PLANT START-UP DELAY

Oklahoma City, OK  - October 9, 2009 - LSB Industries, Inc. (LSB) (NYSE: LXU), announced today that it has experienced certain start-up delays at the Pryor Chemical Company (PCC) subsidiary’s urea ammonium nitrate (UAN) production facility located in Pryor, Oklahoma (Pryor Plant).  LSB had previously announced that the Pryor Plant would probably be producing and shipping UAN in September 2009.  Based upon the estimated time to make required plant adjustments, it is now anticipated that production at the Pryor Plant will begin in November 2009, barring unforeseen circumstances.  PCC will continue to expense start-up costs until the Pryor Plant is in production.

Jack E. Golsen, LSB’s Board Chairman and CEO, stated that, “Although we have experienced a temporary delay in the start-up of the Pryor Plant, we continue to be optimistic about the prospects of this operation.”

About LSB Industries, Inc:
LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities.

This press release contains certain “forward-looking statements” which are based largely on the LSB’s expectations and are subject to various business risks and uncertainties, certain of which are beyond LSB’s control.  Forward-looking statements include, but are not limited to:  the Pryor Plant will begin production in November 2009, temporary delay in the start-up of the Pryor Plant, and continuing expense of start-up cost and optimistic about the prospects of this operation.  These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  While LSB believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct.  There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; market conditions; LSB’s capital needs further unexpected delays in readying the Pryor Plant for start-up; and the additional factors referred to under "Special Note Regarding Forward-Looking Statements” contained in LSB’s 2008 Form 10-K and LSB’s Form 10-Qs for quarterly periods ended March 31, 2009 and June 30, 2009.  LSB makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.
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